Exhibit 4.8

NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of September 29, 2021 (this “Agreement”), is entered into by and among Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “Company”), Union Group International Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Union Group Holdings”), Union Acquisition Associates II, LLC, a New York limited liability company (“Union Acquisition Associates II” and, together with Union Group Holdings, the “SPAC Sponsors”), Hoche Partners Pharma Holding S.A., a Luxembourg company (“Hoche” and, together with the SPAC Sponsors, the “Other Shareholders”), the Sognatore Trust, a trust organized under the laws of New Zealand (“Sognatore”), the Simphony Trust, a trust organized under the laws of the State of Delaware, United States of America (“Simphony”) and the Deseja Trust, a trust organized under the laws of the State of Delaware, United States of America (“Deseja” and, collectively with Sognatore and Simphony, the “Shareholder”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the business combination agreement, dated as of March 31, 2021, by and among the Company, Union Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands (“Union Acquisition”), Crynssen Pharma Group Ltd, a private limited liability company registered and incorporated under the laws of Malta (“Crynssen”), and OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”), as amended by that certain Amendment to the Business Combination Agreement dated on or about the date hereof, by and among the Company, Union Acquisition, Crynssen and Merger Sub (the “Business Combination Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into Union Acquisition (with Union Acquisition being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for Union Acquisition’s shareholders receiving Ordinary Shares and (ii) Sognatore, Simphony, Deseja and the other shareholders of Crynssen, including Hoche, contributed their shares of Crynssen to the Company in exchange for Ordinary Shares and Redeemable Shares (each defined below);

WHEREAS, the Shareholder holds, collectively, the number of Ordinary Shares set forth on Schedule I;

WHEREAS, the Shareholder and the Other Shareholders desire to preserve the representation of the Shareholder on the board of directors of the Company (the “Board”) so as to create value for equityholders of the Company;

WHEREAS, Hoche holds the number of Ordinary Shares set forth on Schedule I and, the Shareholder and the Other Shareholders desire to incentivize Hoche to remain a significant shareholder of the Company by granting him the rights hereunder;

WHEREAS, in furtherance of the foregoing, the Shareholder, the Other Shareholders and the Company agree to restrict the director nomination rights with respect to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the amended and restated articles of association of the Company, as in effect as of the date hereof pursuant to the terms of the Business Combination Agreement, as same may be amended, restated, altered, or amended and restated from time to time.

“Director” means a director serving on the Board.

“General Meeting” means a general meeting of the shareholders of the Company, as such term is used in the Articles.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange), whether domestic or foreign.

“Independent Director” means a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Board) for companies listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Ordinary Shares” shall mean the ordinary shares of the Company.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Redeemable Shares” shall mean the redeemable shares of the Company.

“Shareholder Director” has the meaning ascribed to such term in Section 2.1(b).

ARTICLE II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION TIME

Section 2.1 Board Nomination Rights.

(a) Board Composition. The size of the Board shall be such number as approved by the shareholders of the Company at a General Meeting.

(b) Shareholder Nominees.

(i) In connection with any General Meeting at which Directors are to be elected, or any adjournment or postponement thereof, the Shareholder shall have the right to propose for appointment a number of Directors that equals a majority of the Board (each such Director proposed for appointment by the Shareholder, a “Majority Shareholder Director”). At least one-half of the Majority Shareholder Directors must qualify as Independent Directors, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Majority Shareholder Directors to qualify as Independent Directors, provided that the Shareholder shall not be required to nominate any additional Independent Directors unless and until all of the Directors, other than the Majority Shareholder Directors, qualify as Independent Directors.

(ii) If at any point in time the Directors on the Board are divided into classes, the Board will use reasonable efforts to apportion the Majority Shareholder Directors among such classes so as to maintain the number of Majority Shareholder Directors in each class as nearly equal as possible. For so long as the Company maintains any committee, such committees shall each include at least one Majority Shareholder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed).

(iii) In connection with any General Meeting at which Directors are to be elected, or any adjournment or postponement thereof, for as long as Hoche owns no less than seven (7%) of the issued and outstanding share capital of the Company (subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like), Hoche shall have the right to propose for appointment one Director (such Director, the “Hoche Shareholder Director,” and collectively with the Majority Shareholder Directors, each a “Shareholder Director” and collectively, the “Shareholder Directors”). On the Closing (as defined under the Business Combination Agreement) and until the one-year anniversary of the preceding annual General Meeting, Alejandro Weinstein shall be the Hoche Shareholder Director.

(c) Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director nominated pursuant to this Section 2.1, then the Shareholder and Hoche, as applicable, shall, to the fullest extent permitted by this Section 2.1 and applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Shareholder Director’s term, and the Company and the Other Shareholders shall take all action to cause such Shareholder Director to be appointed to the Board.

(d) Additional Nomination Procedures.

(i) In connection with any General Meeting at which Directors are to be elected, the Company shall treat any Shareholder Director previously proposed for appointment in accordance with Section 2.1(b) and who is then in office as a Shareholder Director unless and until the Company receives contrary notice from the Shareholder or Hoche, as applicable. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any General Meeting, the Shareholder or Hoche, as applicable, shall propose such Shareholder Director for appointment by delivering to the Company a written statement at least 90 days prior to the one-year anniversary of the preceding annual General Meeting that (A) informs the Company of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. The Company may require any Shareholder Director to (i) provide the Company with a completed and executed copy of the Company’s standard director questionnaire applicable to all other Directors; (ii) provide the Company with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is appointed to the Board; (iii) complete a reasonably satisfactory interview with the Governance Committee (or similarly designated committee) and Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as the Company may reasonably request, including information that the Company is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii) The Governance Committee shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Governance Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Governance Committee after consultation with legal counsel), the Governance Committee shall recommend such Shareholder Director to the Board for inclusion in the slate of directors that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected. The Company, the Shareholder and the Other Shareholders shall take all action to ensure that the Governance Committee complies with the preceding sentence.

(iii) In the event the Board or the Governance Committee declines, in good faith, to approve any Shareholder Director, the Shareholder and Hoche, as applicable, may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If the Company identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) the Company shall promptly notify the Shareholder or Hoche, as applicable, of that fact and (y) the Company and the Shareholder or Hoche, as applicable, shall cooperate in good faith to eliminate such impediment or the Shareholder or Hoche, as applicable, shall identify another nominee in accordance with this Section 2.1.

(e) SPAC Sponsor Directors. In connection with the first two consecutive General Meetings following September 1, 2021 at which Directors are to be elected, or any adjournment or postponement thereof, the SPAC Sponsors shall have the right to propose for appointment as Directors Dan Fink and Kyle P. Bransfield (the “SPAC Sponsor Directors).

(e) Chair of Mergers and Acquisitions Committee. For a term of 12 months following the Closing (as defined under the Business Combination Agreement), Alejandro Weinstein shall be the chair of the Company’s Mergers and Acquisitions Committee.

Section 2.3 Assurances.

(a) The Shareholder and each of the Other Shareholders agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Shareholder and each of the Other Shareholders further agrees that it shall to the maximum extent permitted by law:

(i) cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates or the Other Shareholder or its Affiliates, as applicable, (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder or the Other Shareholder, as applicable, holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement; and (3) ensure that the initial Board is comprised of the individuals set forth on Exhibit C of the Business Combination Agreement;

(ii) cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates or the Other Shareholder or its Affiliates, as applicable, (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder or the Other Shareholder, as applicable, holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 16 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 16 of the Articles; and

(iii) not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

(b) The Company agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company further agrees that it shall to the maximum extent permitted by law:

(i) take all actions necessary to: (1) give effect to the provisions of this Agreement (including (x) including each Shareholder Director that is nominated in accordance with the terms of this Agreement by the Shareholder, Hoche and the SPAC Sponsors as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected, (y) supporting the election of such Shareholder Director or SPAC Sponsor Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Company’s slate of directors; provided, however, that, notwithstanding anything else set forth in this Agreement, (x) with respect to each of the SPAC Sponsor Directors, such obligations shall only exist for the General Meetings set forth in Section 2.2(e), and (y) with respect to the Hoche Shareholder Director, such obligations shall only exist for as long as Hoche owns no less than seven (7%) of the issued and outstanding share capital of the Company (subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like), and (2) submit proposals to the General Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) supporting the removal of any Shareholder Director (except at the direction of the Shareholder) or of any SPAC Sponsor Director; provided, however, that with respect to the SPAC Sponsor Directors, the obligation set forth in this subclause (x) shall terminate following the end of the second term for which such SPAC Sponsor Director has been nominated in accordance with Section 2.2(e) and, with respect to the Hoche Shareholder Director, the obligation set forth in this subclause (x) shall terminate if Hoche owns less than seven (7%) of the issued and outstanding share capital of the Company (subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the parties set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholder set forth in this Article II).

ARTICLE III

TERMINATION

Section 3.1 Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of the Company, the Other Shareholders and the Shareholder, this Agreement shall automatically terminate upon the earlier of (i) the date on which the Shareholder or its Affiliates cease to beneficially own, in the aggregate, 30% of the outstanding Ordinary Shares or (ii) 20 years from the date hereof. Upon such termination, the Shareholder shall not have or owe any of the rights or obligations set forth therein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 9, rue de Bitbourg, L-1273 Luxembourg, Attention: Yuliya Bay, if to the Shareholder, to: c/o Caoton Company, S.A., Trustee, Oficina 503A-02, Edificio Quantum (500), Ruta 8 km 17.5000, Zonamérica, Montevideo, Uruguay, Attention: Geoffrey Cone, if to a SPAC Sponsor, to : Union Acquisition Corp. II, 1425 Brickell Ave., #57B, Miami, Florida 33131, Attention: Kyle P. Bransfield (in the case of the SPAC Sponsors), and if to Hoche, to :3A Val Sainte Croix, L-1371 Luxembourg City, Luxembourg, Attention: Mustafawaleed.Ahmed@stonehagefleming.com. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.1.

Section 4.2 Recapitalization. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of the Company and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company, the Other Shareholders and the Shareholder shall cause any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), as a condition of any such transaction, to enter into a new Nomination Agreement on terms substantially the same as this Agreement with the Shareholder and any other shareholder or affiliated group of shareholders of such successor or assign that holds an ownership percentage in such successor or assign equal to or greater than the aggregate ownership percentage of the Other Shareholders in the Company immediately prior to such transaction.

Section 4.3 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company, the Other Shareholders and the Shareholder.

Section 4.4 Successors and Assigns.  The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of the Company and the Shareholder; provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning party and the Company mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as a party for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the corresponding assigning party. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by the Shareholder or its Affiliates or by an Other Shareholder or its Affiliates be deemed an assignment of the rights and obligations as contemplated by the preceding sentence.

Section 4.5 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.7 Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. The Company, the Shareholder and the Other Shareholders irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.8 Immunity Waiver. The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.9 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.10 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

The undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PROCAPS GROUP, S.A.

By:	/s/ Ruben Minski
	Name:	Ruben Minski
	Title:	Authorized Signatory

[Signature Page to Nomination Agreement]

SHAREHOLDER:

THE DESEJA TRUST

By: Commonwealth Trust Company, solely in its capacity as Trustee, and not in its individual capacity

By:	/s/ James A. Horty, III
Name: James A. Horty, III
Title: V.P.

THE SOGNATORE TRUST

By: Caoton Company, S.A., as Trustee

By:	/s/ Geoffrey Cone
Name: Geoffrey Cone
Title: Director

THE SIMPHONY TRUST

By: Commonwealth Trust Company, solely in its capacity as Trustee, and not in its individual capacity

By:	/s/ James A. Horty, III
Name: James A. Horty, III
Title: V.P.

[Signature Page to Nomination Agreement]

OTHER SHAREHOLDERS:
UNION GROUP INTERNATIONAL HOLDNGS LIMTED

By:	/s/ Juan Sartori
Name: Juan Sartori
Title: Director

UNION ACQUISITION ASSOCIATES II, LLC

By:	/s/ Kyle P. Bransfield
Name: Kyle P Bransfield
Title: Managing Member

HOCHE PARTNERS PHARMA HOLDING S.A.

By:	/s/ Roman Sokolowski
Name: Roman Sokolowski
Title: Director

[Signature Page to Nomination Agreement]

SCHEDULE I

Ordinary Shares held by the Shareholder: 67,258,746

Ordinary Shares held by Hoche: 15,877,516